Exhibit 2.1

Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to provide copies of the omitted information to the Commission upon request.

AGREEMENT AND PLAN OF MERGER

by and among

LCA-Vision Inc.

and

PHOTOMEDEX, INC.

and

GATORADE ACQUISITION CORP.

dated as of

February 13, 2014

i

Section 9.08 Severability.	75
Section 9.09 Transfer Taxes.	75
Section 9.10 Assignment.	75
Section 9.11 Remedies.	75
Section 9.12 Specific Performance.	75
Section 9.13 Counterparts; Effectiveness.	76

EXHIBITS

Exhibit A     Form of Employment Agreements

Exhibit B     Second Amended and Restated Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of February 13, 2014, by and among LCA-Vision Inc., a Delaware corporation (the “Company”), PhotoMedex, Inc., a Nevada corporation (“Parent”), and Gatorade Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into employment agreements with each of Michael J. Celebrezze, Bharat Kakar, Amy F. Kappen and Rhonda S. Sebastian (the “Specified Executives”) in the forms attached hereto as Exhibit A, which set forth the terms of their respective employment as of immediately following the Effective Time (collectively, the “Employment Agreements”); and

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain directors and executive officers and certain persons related thereto are entering into a separate Voting Agreement with Parent pursuant to which, among other things, such Persons have agreed to vote their shares of Company Common Stock in favor of the transactions contemplated hereby (collectively, the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article I
Definitions

Section 1.01     Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 4.03(c).

“Book-Entry Shares” has the meaning set forth in Section 3.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 3.01(c).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Change in Company Recommendation” has the meaning set forth in Section 6.04(g).

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 3.05.

“Commitment Letter” has the meaning set forth in Section 5.04.

“Commitment End Date” means the date on or before which the conditions set forth in the Term Sheet (as defined in the Commitment Letter) for the availability of the Financing to Parent must be satisfied under the Term Sheet.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.04(b).

“Company Balance Sheet” has the meaning set forth in Section 4.04(f).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.08(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article IV.

“Company Employee” has the meaning set forth in Section 4.12(a).

“Company Employee Plan(s)” has the meaning set forth in Section 4.12(a).

“Company Equity Award” means a Company Stock Option or a Company Stock Award, as the case may be.

“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Company Financial Advisor” has the meaning set forth in Section 4.10.

“Company IP” has the meaning set forth in Section 4.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis prior to any termination; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, credit, financial or securities markets; (ii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters and force majeure events in the United States or any other country or region in the world; (iii) the announcement of the transactions contemplated by this Agreement; (iv) any outbreak or escalation of war or any act of terrorism; (v) general conditions in the industry in which the Company and its Subsidiaries operate; (vi) changes, after the date of this Agreement, in Laws of general applicability or interpretations thereof by courts or other Governmental Entities; (vii) changes, after the date of this Agreement, in GAAP or the rules or policies of the Public Company Accounting Oversight Board; (viii) any act or omission by the Company or any of its Subsidiaries taken as required by this Agreement or with the prior written consent of Parent in contemplation of the Merger; (ix) costs or expenses reasonably incurred or accrued in connection with the Merger (and not otherwise in breach of this Agreement); (x) any failure by the Company to meet any internal or published estimates, projections, forecasts or predictions relating to revenues, earnings or losses for any period ending on or after the date of this Agreement and prior to the Closing (provided, that the underlying causes of such failure or changes shall not be excluded, unless excluded by another clause of this proviso) and (xi) changes in the stock price or trading volume of the Company Common Stock on NASDAQ (provided, that the underlying causes of such decline shall not be excluded, unless excluded by another clause of this proviso); provided further, however, that any event, change and effect referred to in clauses (i), (ii), (iv), (v), (vi) or (vii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 4.15(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 4.02(a).

“Company Proprietary Software” means all Software developed by or on behalf of the Company that the Company or any of its Subsidiaries owns or purports to own, other than any web-based Software for which the source code is customarily accessible to end-users, and all Intellectual Property embodied in or related thereto.

“Company Proxy Statement” has the meaning set forth in Section 4.17.

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Securities” has the meaning set forth in Section 4.02(b)(ii).

“Company Stock Award” has the meaning set forth in Section 3.07(b).

“Company Stock Option” has the meaning set forth in Section 3.07(a).

“Company Stock Plans” means, collectively, the 2006 Stock Incentive Plan and the 2011 Stock Incentive Plan and the award or other applicable agreements entered into thereunder, in each case as amended in accordance with their terms.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Company Transaction Documents” has the meaning set forth in Section 4.03(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Consent” has the meaning set forth in Section 4.03(c).

“Continuing Party” has the meaning set forth in Section 6.04(d).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“DGCL” has the meaning set forth in Section 2.01.

“Dissenting Shares” has the meaning set forth in Section 3.03.

“Effective Time” has the meaning set forth in Section 2.03.

“Employment Agreements” has the meaning set forth in the Recitals.

“End Date” has the meaning set forth in Section 8.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.03(c).

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Expenses”  means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Company Proxy Statement, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, the Financing or any alternative financing, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

“Financing” has the meaning set forth in Section 5.04.

“Financing Agreements” has the meaning set forth in Section 6.11(c).

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing in connection with the transactions contemplated hereby, including the parties named in the Commitment Letter and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.

“Foreign Antitrust Laws” has the meaning set forth in Section 4.03(c).

“Foreign Employee Plan” has the meaning set forth in Section 4.12(g).

“GAAP” has the meaning set forth in Section 4.04(c).

“Go-Shop Period End Date” has the meaning set forth in Section 6.04(a).

“Governmental Antitrust Authority” has the meaning set forth in Section 6.10(b).

“Governmental Entity” has the meaning set forth in Section 4.03(c).

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 4.03(c).

“Indemnified Party” has the meaning set forth in Section 6.09(a).

“Indemnifying Parties” has the meaning set forth in Section 6.09(b).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (f) Internet domain name registrations.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any executive officer or director, after due inquiry.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 4.09.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 6.09(c).

“Merger” has the meaning set forth in Section 2.01.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Multiemployer Plan” has the meaning set forth in Section 4.12(d).

“Notice Period” has the meaning set forth in Section 6.04(h).

“NASDAQ” has the meaning set forth in Section 4.03(c).

“NOL(s)” has the meaning set forth in Section 4.06(p).

“Order” has the meaning set forth in Section 4.09.

“Owned Real Estate” shall mean any real estate owned in fee by Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent/Merger Sub Transaction Documents” has the meaning set forth in Section 5.02(a).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Payment Fund” has the meaning set forth in Section 3.02(a).

“Permits” has the meaning set forth in Section 4.08(b).

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” means, with respect to any Person, its directors, officers, employees, advisors, counsel, accountants, consultants, investment bankers and other representatives.

“Requisite Company Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(h).

“SEC” has the meaning set forth in Section 4.03(c).

“Securities Act” has the meaning set forth in Section 4.04(a).

“Shares” has the meaning set forth in Section 3.02(a).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Solicited Person” has the meaning set forth in Section 6.04(a).

“Specified Executives” has the meaning set forth in the Recitals.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal which Takeover Proposal did not result from a breach of Section 6.04 (on its most recently amended or modified terms, if amended or modified) (except that references in the definition of “Takeover Proposal” to 15% shall be replaced by 100%) that the Company Board determines in its good faith business judgment (after consultation with the Company’s outside legal counsel and financial advisors) to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement from a financial point of view taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Notice Period set forth in Section 6.04(h).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Proposal” means any inquiry, proposal or offer or indication of interest from any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to, in one transaction or a series of related transactions, any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, reorganization, recapitalization, sale, lease, contribution, partnership, joint venture, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Tax(es)” means all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments.

“Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

“Tax Return” means any report, return document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such a filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

“Termination Fee” means 3% of the aggregate Merger Consideration.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Litigation” has the meaning set forth in Section 6.07.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 4.02(c).

“Voting Agreements” has the meaning set forth in the Recitals.

Section 1.02     Interpretation; Construction.

(a)     The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Company Disclosure Letter constitutes a part of this Agreement and is incorporated into this Agreement for all purposes as if fully set forth herein. Unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The masculine, feminine and neuter genders used herein shall include each other gender. A reference in this Agreement to $ or dollars is to U.S. dollars.

(b)     The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II
The Merger

Section 2.01     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02     Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, as soon as practicable (and, in any event, within three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036 unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 2.03     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04     Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.05     Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.06     Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Article III
Effect of the Merger on Capital Stock

Section 3.01     Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a)     Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)     Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 3.01(a), and (ii) Dissenting Shares) will be converted into the right to receive $5.37 in cash, without interest (the “Merger Consideration”).

(c)     Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02 hereof.

(d)     Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 3.02     Surrender and Payment.

(a)     Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company and Parent (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Merger Consideration for (i) the Certificates or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). At or prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock (“Shares”) represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. The Exchange Agent shall invest the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated “A-1” or “P-1” or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any interest and other income resulting from such investments shall be paid to, or as directed by, Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b)     Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c)     If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)     All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e)     Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)     Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon written demand.

Section 3.03     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 3.04     Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 3.05     Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.06     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article III.

Section 3.07     Treatment of Stock Options and Other Stock-based Compensation.

(a)     Immediately prior to the Effective Time, each outstanding option to acquire shares of Company Common Stock (each, a “Company Stock Option”) whether or not then vested or exercisable, shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Stock Option or any other Person, be cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option (based on a deemed achievement of performance conditions at target level, if applicable), multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, less any Taxes required to be withheld in accordance with Section 3.05. For the avoidance of doubt, if the exercise price per share of Company Common Stock subject to any Company Stock Option is equal to or greater than the Merger Consideration, then such Company Stock Option may be cancelled for no consideration and the holder of such Company Stock Option will not be entitled to any Merger Consideration in respect of such Company Stock Option.

(b)     Immediately prior to the Effective Time, each outstanding restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan, other than Company Stock Options (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award (based on a deemed achievement of performance conditions at target level, if applicable) multiplied by (ii) the Merger Consideration.

(c)     At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any consents and providing such written notices) that may be necessary to effectuate the provisions of this Section 3.07.

(d)     Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement in respect of Company Stock Options and Company Stock Awards such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.

Article IV
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01     Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a)     Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority, and all governmental licenses, authorizations, permits, consents and approvals required, to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     Charter Documents. The Company has delivered or made available to Parent a true, complete and accurate copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date and in full force and effect (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)     Minutes. The Company has made available to Parent true, complete and accurate copies of the minutes and actions by written consent (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board since January 1, 2011.

(d)     Subsidiaries. Section 4.01(d)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 4.01(d)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company are owned of record and beneficially, have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02     Capital Structure.

(a)     Capital Stock. The authorized capital stock of the Company consists of: (i) 27,500,000 Shares and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). As of the close of business on February 12, 2014, (x) 19,254,175 Shares were issued and outstanding, (y) 6,037,462 Shares were issued and held by the Company in its treasury and (z) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, and since February 12, 2014 and through the date hereof, no additional Shares or shares of Company Preferred Stock have been issued other than the issuance of Shares upon the exercise or settlement of Company Equity Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any Shares.

(b)     Stock Awards.

(i)       As of the close of business on February 12, 2014, an aggregate of 496,790 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options or Company Stock Awards granted under the Company Stock Plans, and since February 12, 2014 and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on February 12, 2014 a list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii)      Other than the Company Equity Awards, as of the date hereof, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)     There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)     Voting Debt. No bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)     Company Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 4.03     Authority; Non-contravention; Governmental Consents.

(a)     Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and any other agreements and instruments required by this Agreement to be entered into and performed by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Company Transaction Documents”) and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of the Company Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Company Transaction Documents or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt the Company Transaction Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. Each Company Transaction Document has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)     Non-contravention. The execution, delivery and performance of the Company Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated by the Company Transaction Documents, including the Merger, do not and will not, directly or indirectly (with or without notice or the passage of time or both): (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries or any effective resolutions of the Company Board or any committee thereof, the stockholders of the Company, the board of directors (or equivalent body) of any of the Company’s Subsidiaries or any committee thereof, or the stockholders (or equivalent body) of any of the Company’s Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 4.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) except as set forth on Section 4.03(b) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries.

(c)     Governmental Consents. No consent, approval, order, exemption or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of the Company Transaction Documents or the consummation by the Company of the Merger and other transactions contemplated hereby and thereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of The NASDAQ Stock Market (“NASDAQ”); (v) the other Consents of Governmental Entities listed in Section 4.03(c) of the Company Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)     Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

(e)     Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to any Company Transaction Document, the Merger or any of the other transactions contemplated by hereby or thereby. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of the Company Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby.

Section 4.04     SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a)     SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2011 (the “Company SEC Documents”). The Company has made available to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained, and no Company SEC Documents filed with the SEC subsequent to the date hereof will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b)     SEC Correspondence. The Company has provided or made available to Parent true, complete and accurate copies of all correspondence sent to or received from the SEC by the Company or any of its Subsidiaries or their respective counsel or accountants on behalf of the Company or such Subsidiaries since January 1, 2011. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents.

(c)     Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. The books of account and other financial records of the Company and its Subsidiaries are true, complete and accurate in all material respects. Other than as disclosed in the Company SEC Documents, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

(d)     Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)     Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 4.04(e) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has delivered or made available to Parent true, complete and accurate copies of any non-privileged written materials in its possession relating to each of the foregoing. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(f)     Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2012 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Except as set forth on Section 4.04(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(g)     Off-balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h)     Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true, complete and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

(i)      Complaint. Since January 1, 2011, neither the Company nor any of its Subsidiaries nor any of their directors or executive officers has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(j)      Violations. Since January 1, 2011, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board or the board of directors (or equivalent body) of any of its Subsidiaries, any committee thereof or any executive officer of the Company or any of its Subsidiaries evidence of a violation of securities Laws, a breach of fiduciary duty or a similar violation by the Company or any of its Subsidiaries or any of their officers, directors, employees or agents. Since January 1, 2011, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.

Section 4.05     Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a)     any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)     any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.

Section 4.06     Taxes.

(a)     The Company and each of its Subsidiaries have (a) timely filed (or had timely filed on their behalf) with the appropriate Taxing Authority all Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, complete and accurate and (b) timely paid (or had timely paid on their behalf) all Taxes, whether or not reflected on a Tax Return, required to have been paid by them, except where the failure to file or pay would not reasonably be expected to have or result in a material liability or a material adverse change in the Company’s tax position. The most recent financial statements contained in the Company’s filed Company SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), in accordance with GAAP, for all Taxes, whether or not yet due and payable, of the Company and each of its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b)     There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(c)     To the Knowledge of the Company, the Company and each of its Subsidiaries have complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and have duly and timely withheld and have paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d)     Except as set forth on Section 4.06(d) of the Company Disclosure Letter, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

(e)     Neither the Company nor any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Company or any of its Subsidiaries, except where such failure to file would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)      No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any ruling with respect to Taxes has been entered into by or with respect to the Company or any of its Subsidiaries, in each case, that will bind the Company or any of its Subsidiaries for any taxable period after the Closing.

(g)     Neither the Company nor any of its Subsidiaries is party to or bound by or currently has any liability under any agreement providing for the allocation, sharing or indemnification of Taxes.

(h)     Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and/or any of its Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(i)      Neither the Company nor any of its Subsidiaries has received any written notice of deficiency or assessment from any Taxing Authority for any amount of Tax that has not been fully settled or satisfied.

(j)      Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Effective Time) or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(k)     Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that arose in a prior taxable period but was not recognized for Tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code.

(l)      Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(m)    Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(n)     Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)     The Company has made available to Parent true, complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2009.

(p)     Section 4.06(p) of the Company Disclosure Letter sets forth a schedule of the Company’s U.S. federal and state Net Operating Loss (“NOL”) carryforwards as of December 31, 2013, setting forth any applicable limitations on such NOLs.

Section 4.07     Intellectual Property.

(a)     Certain Owned Company IP. Section 4.07(a) of the Company Disclosure Letter contains a true, complete and accurate list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

(b)     Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and contemplated (“Company IP”), free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Other than as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the consummation of the transactions contemplated by the Company Transaction Documents will not result in the loss or impairment of rights in or to use any Company IP or payment of any additional amounts with respect to any Company IP, nor will the consummation of such transactions require the consent of any other Person in respect of any Company IP.

(c)     Validity and Enforceability. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all Company-Owned IP, and the Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(d)     Company IP Agreements. Section 4.07(d) of the Company Disclosure Letter contains a true, complete and accurate list of all Company IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries. The consummation of the transactions contemplated under the Company Transaction Documents will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any of the Company IP Agreements, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e)     Non-Infringement. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written claim or request that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any other Person, and neither the Company nor any of its Subsidiaries has received in writing any claim or notice of any such infringement claims, except for such infringement claims or notices thereof that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(f)     IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) alleging infringement, misappropriation or other violation of any of the Company IP by the Company or any of its Subsidiaries against any Person; or (iii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case of clauses (i) through (iii), except for such Legal Actions that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 4.07(f) of the Company Disclosure Letter, the Company and its Subsidiaries are not subject to any outstanding Order, settlement agreement or covenant not to sue that limits, restricts or impairs in any manner any material rights of the Company or any of its Subsidiaries to use, license, transfer or enforce any Company IP.

(g)     Confidentiality; Assignment. The Company and its Subsidiaries have taken all commercially reasonable steps to maintain and protect the secrecy, confidentiality and value of all material proprietary information and Trade Secrets used in the Company’s and its Subsidiaries’ businesses, including requiring all consultants and contractors with access to Trade Secrets or proprietary information of the Company or any of its Subsidiaries to execute binding confidentiality agreements and, to the Knowledge of the Company, no such consultant or contractor is in breach of any such confidentiality agreement.

(h)     Grant of Rights. Neither the Company nor any of its Subsidiaries has granted to any Person an exclusive license or equivalent right with respect to any Company-Owned IP, or assigned or conveyed to any Person any ownership interest (including joint ownership rights) therein, and no third party owns or holds any such right, license or interest.

(i)      Privacy Practices. The Company’s and its Subsidiaries’ practices are, and since January 1, 2011 have been, in compliance in all material respects with their then-current privacy policies, including the privacy policies posted on the Company’s and its Subsidiaries’ websites. The Company and its Subsidiaries have conducted their businesses and maintained their data at all times since January 1, 2011 in compliance in all material respects with all applicable Laws.

(j)      Data Storage and Usage. All data which has been collected, stored, maintained or otherwise used by the Company and any of its Subsidiaries has been collected, stored, maintained and used in compliance in all material respects with all applicable U.S. and foreign Laws. Neither the Company nor any of its Subsidiaries has received written notice of noncompliance with applicable data protection Laws. The Company and its Subsidiaries have made all material registrations that Company and its Subsidiaries are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due as of the date hereof and the Closing Date duly made.

(k)     Information Assets. The Company and its Subsidiaries have implemented commercially reasonable practices to ensure the physical and electronic protection of its information assets from unauthorized disclosure, use or modification. There has been no breach of security involving any information assets.

(l)      Proprietary Software. The Company Proprietary Software has not been delivered or made available to any Person (other than the Company or any of its Subsidiaries and employees of the Company or any Subsidiaries and any other Persons in connection with their provision of services to the Company or any of its Subsidiaries) in source code form, and the Company and its Subsidiaries have not agreed to, or undertaken to provide, the Company Proprietary Software in source code form to any other Person. There are no third parties entitled to: (i) be enrolled as a beneficiary under a technology escrow arrangement or otherwise with respect to the source code for the Company Proprietary Software or (ii) receive the source code for the Company Proprietary Software (including receiving the source code as a result of an event (including a change of control of ownership of the Company or any of its Subsidiaries, bankruptcy of the Company or any of its Subsidiaries or otherwise) under an escrow arrangement or otherwise).

Section 4.08     Compliance; Permits.

(a)     Compliance. The Company and each of its Subsidiaries is and has been in compliance in all material respects with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Neither the Company nor any of its Subsidiaries has, since January 1, 2011, been threatened in writing to be charged with or been given any written notice of, or is under investigation with respect to, any violation of any applicable Law, other than any such that have been resolved or as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)     Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is and, since January 1, 2011, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. All Permits necessary for the Company and its Subsidiaries to operate their respective businesses as currently conducted are in full force and effect, except for any Permits for which the failure to be in full force and effect would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2011, neither the Company nor any of its Subsidiaries has received written notice that the Person issuing or authorizing any material Permit intends to terminate, or will not renew or reissue, any material Permit upon its expiration.

Section 4.09     Litigation. As of the date hereof, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, assets or businesses or any executive officer, director or employee of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any arbitrator or Governmental Entity, other than any such Legal Action that does not involve an amount in controversy in excess of $250,000 or Legal Actions involving claims that are covered (with customary and reasonable deductibles) under insurance policies issued by unrelated third-party carriers. The Company has delivered or made available to Parent true, complete and accurate copies of any non-privileged written materials in its possession relating to the foregoing. Neither the Company nor any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary or permanent (“Order”), which would, individually or in the aggregate, be material or which would reasonably be expected to prevent, delay or materially and adversely affect the Company’s ability to consummate the transactions contemplated by any Company Transaction Document. As of the date hereof, there is no material Legal Action by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate. As of the date hereof, there are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 4.10     Brokers’ and Finders’ Fees. Except for fees payable to Cain Brothers (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 4.10 of the Company Disclosure Letter, a true, complete and accurate copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Company Transaction Documents or any transaction contemplated thereby.

Section 4.11     Related Party Transactions. No current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries or any person owning 5% or more of the shares of Company Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 4.12     Employee Matters.

(a)     Schedule. Section 4.12(a) of the Company Disclosure Letter sets forth a true, complete and accurate list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and all other medical, dental, health, welfare, life insurance, equity (including any Company Equity Plan and any Company employee stock purchase plans), bonus, profit sharing, commission, incentive compensation, death, disability, salary continuation, accident, severance, change of control, retention, retirement, pension, deferred compensation, fringe benefit, tuition, scholarship, relocation, service award, company car, payroll practices, vacation, sick pay, sick leave or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured, domestic or foreign, or funded or unfunded) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has or had been undertaken) by the Company, its Subsidiaries or any of their ERISA Affiliates on behalf of any employee, officer, director, or other service provider of the Company or its Subsidiaries (whether current, former or retired) (each, a “Company Employee”) or any stockholder, or any of their beneficiaries, or (ii) with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or has had any obligation on behalf of any such Company Employee, stockholder or beneficiary, or with respect to which the Company or any of its Subsidiaries has or may have any Liability (collectively, the “Company Employee Plans”).

(b)     Documents. The Company has delivered or made available to Parent: (i) copies of all material documents embodying and relating to each Company Employee Plan, including the Plan document, all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the three most recent actuarial reports (if applicable) for all Company Employee Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written contracts, instruments or agreements relating to each Company Employee Plan, including administrative service agreements, investment management agreements, collective bargaining agreements and group insurance contracts; (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors, the U.S. Department of Labor Delinquent Filer Voluntary Program or other government correction program relating to any Company Employee Plan. None of the Company, its Subsidiaries, any ERISA Affiliate, or any employee, officer, director, stockholder or other service provider of the Company or any of its Subsidiaries has made any promises or commitments, whether legally binding or not, to create any additional Company Employee Plan, agreement or arrangement, or to modify or change in any material way any existing Company Employee Plan. Other than as set forth in Section 411(d)(3) of the Code or individual employee agreements, there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate any Company Employee Plan, and the sponsor of each Company Employee Plan has reserved such rights to amend or terminate the Company Employee Plans and not made any representations to the contrary.

(c)     Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered and maintained in accordance with its terms in all material respects and in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code is so qualified and has received a timely determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to all plan qualification requirements for which the IRS will issue such a letter and, to the Knowledge of the Company, no circumstance exists, whether by action or failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or Tax; (iii) the Company, its Subsidiaries and each of their ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, applicable Law, GAAP, Section 412 of the Code, other applicable Code section or any collective bargaining agreement with respect to all prior periods (including, without limitation, all contributions, insurance premiums or intercompany charges), and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with the terms of such Company Employee Plan, applicable Law, and GAAP; (iv) there are no audits, inquiries or Legal Actions pending, instituted or threatened or, to the Knowledge of the Company, anticipated by the IRS or the U.S. Department of Labor, or any Governmental Entity with respect to any Company Employee Plan, and no such completed audit, inquiry or Legal Action, if any, has resulted in the imposition of any Tax or penalty; (vi) there are no claims or other Legal Actions pending, threatened, asserted, instituted or, to the Knowledge of the Company, anticipated (other than routine claims for benefits) against any Company Employee Plan, any trustee or fiduciaries thereof, any ERISA Affiliate, any employee, officer, director, stockholder or other service provider of the Company or any Subsidiary (whether current, former or retired), or any of the assets of any Company Employee Plan; (vii) with respect to each Company Employee Plan that is funded mostly or partially through an insurance policy, none of the Company, its Subsidiaries or any ERISA Affiliate has any Liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such Liability with respect to periods through the Effective Time; (viii) no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, has occurred or is reasonably expected to occur with respect to any Company Employee Plan, and no circumstance has occurred that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (ix) No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(d)     Title IV of ERISA. No Company Employee Plan is subject to Title IV of ERISA, is a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) (a “Multiemployer Plan”) or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and none of the Company, its Subsidiaries, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any Liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any Multiemployer Plan or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(e)     No Post-Employment Obligations. Except as set forth on Section 4.12(e) of the Company Disclosure Letter, no Company Plan Employment provides post-retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(f)     Nonqualified Deferred Compensation. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been documented, operated and administered in compliance with Section 409A of the Code (and all applicable guidance issued by the IRS thereunder) in documentary form and in operation in all material respects.

(g)     Foreign Plans. With respect to each Company Employee Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Employee Plan”), the fair market value of the assets of each funded Foreign Employee Plan, the liability of each insurer for any Foreign Employee Plan funded through insurance or the book reserve established for any Foreign Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Employee Plan. Each Foreign Employee Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements , and if intended to qualify for special tax treatment, satisfies all requirements for such treatment.

(h)     Effect of Transaction. The consummation of the Merger, either alone or in combination with any other event, including a termination of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, will not limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, and will not give rise to any Liability under any Company Employee Plan, including, without limitation, Liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Merger, by any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(i)      No Exclusions; Improper Classification. Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Company Employee Plan purposes. The Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Employee Plan. Each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(j)      Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees.

(k)     Labor. Neither Company nor any of its Subsidiaries is party to, subject to, or bound by, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations, and there are no labor organizations, works councils, trade unions or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries and there no organizing activities, petitions or other union activities or campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any Company Employees. No controversy, strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity is pending, threatened or, to the knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, and neither the Company nor any Company Subsidiary has experienced any such controversy, strike, slowdown, picketing, work stoppage or similar labor activity within the past six years. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to Company Employees or employment practices. The Company and its Subsidiaries are not required to have, and do not have, any affirmative action plans or programs. To the Knowledge of the Company, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of Trade Secrets or proprietary information of others.

Section 4.13     Real Property and Personal Property Matters.

(a)     Owned Real Estate. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than Permitted Liens. Section 4.13(a) of the Company Disclosure Letter contains a true, complete and accurate list (including, without limitation, legal descriptions), as of the date hereof, of the Owned Real Estate. As of the date hereof, neither the Company nor any of its Subsidiaries (i) has conveyed any interest in or currently leases to third parties any rights with respect to the Owned Real Estate or any part thereof or (ii) has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Estate.

(b)     Leased Real Estate. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 4.13(b) of the Company Disclosure Letter contains a true, complete and accurate list, as of the date hereof, of the Leased Real Estate, including, with respect to each such Lease, the date of such Lease and any material amendments thereto. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true, complete and accurate copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(c)     Personal Property. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

Section 4.14     Environmental Matters. Except for such matters as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole:

(a)     The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)     Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c)     Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(d)     The Company has all material Permits necessary for the conduct of its business and operations that are required under applicable Environmental Laws and is in material compliance with the terms and conditions of all such Permits.

(e)     The Company has provided or made available to Parent all material environmental reports, assessments, audits, studies, investigations and data in its custody or possession concerning the Company and its assets and the Real Estate.

(f)      None of the transactions contemplated by this Agreement or the Company Transaction Documents will trigger any filing requirement or other action under any applicable Environmental Law, including any environmental “transfer law”.

(g)     The representations and warranties set forth in this Section 4.14 are the Company’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.15     Material Contracts.

(a)          Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets are bound (excluding any Leases):

(i)       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), whether or not filed by the Company with the SEC;

(ii)      any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) Company Employee providing for an annual base salary in excess of $200,000;

(iii)     any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)     any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location or industry;

(v)      any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $150,000;

(vi)     any Contract that contains any provision that requires the purchase of all (or substantially all) of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vii)    any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii)   any Contract that creates a partnership, joint venture or similar arrangement with respect to any business of the Company or its Subsidiaries;

(ix)      any mortgages, indentures, guarantees, loans or credit agreements, capitalized lease agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower, lender or guarantor, in each case in excess of $500,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(x)       any Contract relating to the rental or use of equipment, involving payment of fixed or contingent rentals or sums in excess of $50,000 per annum;

(xi)      any employee collective bargaining agreement or other Contract with any labor union;

(xii)     any Company IP Agreement, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;

(xiii)    any Contract with a Governmental Entity, including any settlement or conciliation Contract or similar Contract with a Governmental Entity or Order or Consent of any Governmental Entity to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries;

(xiv)    any Contract for capital expenditures providing for payment in excess of $100,000 that is not contemplated by the Company’s capital expenditure budget, which has been provided or made available to Parent;

(xv)     any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xiv) above; or

(xvi)    any Contract which is not otherwise described in clauses (i)-(xv) above that is material to the Company and its Subsidiaries, taken as a whole, and listed on Section 4.15(b) of the Company Disclosure Letter.

(b)     Schedule of Material Contracts; Documents. Section 4.15(b) of the Company Disclosure Letter sets forth a true, complete and accurate list as of the date hereof of all Company Material Contracts. The Company has made available to Parent true, complete and accurate copies of all Company Material Contracts, including any amendments thereto.

(c)     No Breach. (i) All the Company Material Contracts are valid and binding on the Company and, to the Company’s Knowledge, all other parties thereto, enforceable against such parties in accordance with its terms, and is in full force and effect, (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

Section 4.16     Insurance. Section 4.16 of the Company Disclosure Letter contains a true, complete and accurate list of all material policies of insurance existing on the date hereof relating to the assets of the Company and its Subsidiaries and the business and employees of the Company and its Subsidiaries (except for any such policies maintained to provide benefits to employees under a Company Employee Plan). All such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations under any such insurance policies. All premiums and other payments due from the Company and its Subsidiaries prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date of this Agreement. There is no material insurance claim by the Company or any of its Subsidiaries pending under any of the policies.

Section 4.17     Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.18     Fairness Opinion. The Company Board has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Article V
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01     Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 5.02     Authority; Non-contravention; Governmental Consents.

(a)     Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and any other agreements and instruments required by this Agreement to be entered into and performed by Parent or Merger Sub, as applicable, in connection with the transactions contemplated by this Agreement (collectively, the “Parent/Merger Sub Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of Parent/Merger Sub Transaction Documents by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of the Parent/Merger Sub Transaction Documents or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. Each Parent/Merger Sub Transaction Document has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)     Non-contravention. The execution, delivery and performance of the Parent/Merger Sub Transaction Documents by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the Parent/Merger Sub Transaction Documents, do not and will not, directly or indirectly (with or without notice or the passage of time or both): (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub or any effective resolutions of the board of directors (or equivalent body), any committee thereof, or the stockholders (or equivalent body) of Parent or Merger Sub, as applicable; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 5.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)     Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of the Parent/Merger Sub Transaction Documents or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby and thereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.03     Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use in the Company Proxy Statement, will, at the date such Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 5.04     Financing. Parent has delivered to the Company duly executed copies of commitment letter from J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A., including any related fee letter with only the fee amounts and certain other terms redacted (collectively, the “Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein on the terms set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Financing”). The Commitment Letter is in full force and effect as of the date hereof. Subject to the funding of the financing set forth in the Commitment Letter in accordance with its terms, Parent and the Surviving Corporation shall have funds sufficient to pay the aggregate Merger Consideration and consummate the transactions contemplated by this Agreement. Parent has fully paid all commitment fees or other fees required to be paid before the date of this Agreement pursuant to the Commitment Letter.

Section 5.05     Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Article VI
Covenants

Section 6.01     Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 6.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)     amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b)     (i) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiary);

(c)     issue, sell, pledge, dispose of, transfer, modify or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise or settlement of any Company Equity Award outstanding under Company Stock Plans as of the date of this Agreement in accordance with its terms;

(d)     except as required by applicable Law or by any Company Employee Plan or written Contract in effect as of the date of this Agreement that has been disclosed or made available to Parent, take or permit to be taken any action or commitment to (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees, other than increases in compensation to employees who are not directors or officers made in the ordinary course of business consistent with past practice, or grant, award, pay or accelerate any bonus or severance or termination pay to any directors, officers or employees of the Company or any of its Subsidiaries (ii) enter into or amend or terminate any employment, severance, retention or change in control agreement with any of its past or present directors, officers or employees, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights or payments under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law or the terms of such Company Employee Plans which are made in the ordinary course of business consistent with past practice; (iv) hire (directly or indirectly) any employee or independent contractor, other than (A) a non-executive employee having total annual compensation not in excess of $80,000 hired in the ordinary course of business consistent with past practice or (B) ophthalmologists or optometrists retained in the ordinary course of business consistent with past practice;

(e)     acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person, in any transaction or series of transactions, in excess of $100,000 in the aggregate;

(f)     (i) transfer, license, sell, lease, sublease, subject to any Lien (other than Permitted Liens) or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of excess or obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)     repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)     enter into any new line of business;

(i)      make or agree to make any new capital expenditure in excess of $50,000 or that, in the aggregate, are in excess of $100,000, other than (i) as contemplated by the Company’s capital expenditure budget, which has been provided or made available to Parent, or (ii) in the ordinary course of business consistent with past practice;

(j)      enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(k)     institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $250,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(l)      make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(m)    (i) adopt or change any material method of Tax accounting, (ii) make or change any material Tax election, (iii) change any annual accounting period, (iv) settle or compromise any material Tax liability, suit, claim, action, investigation, proceeding or audit for an amount in excess of amounts reserved, or (v) enter into any closing agreement with respect to any material Tax liability for an amount in excess of amounts reserved (it being agreed and understood that the Company does not make any covenants pursuant to this Section 6.01 related to Taxes, except as provided in this clause (m));

(n)     enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(o)     except in connection with actions permitted by Section 6.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(p)     dispose of, permit to lapse, abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company IP, other than in the ordinary course of business consistent with past practice;

(q)     (i) make any loan to any of its directors, officers or employees other than advances on expenses made in the ordinary course of business consistent with past practice or, (ii) other than in the ordinary course of business consistent with past practice, enter into any other transaction with any of its directors, officers or employees;

(r)      cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(s)     incur unreasonable transaction fees in connection with the Merger or the other transactions contemplated hereby, or

(t)      agree or commit to do any of the foregoing.

Section 6.02     Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.03     Access to Information; Confidentiality.

(a)     From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)     Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated July 12, 2013, as amended, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.04     No Solicitation.

(a)     Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City time, on March 15, 2014 (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective Representatives shall have the right, acting under the direction of the Company Board, to directly or indirectly: (i) initiate, solicit and encourage Takeover Proposals, including by way of making public disclosure relating to such solicitation and by way of providing access to non-public information to any Person (each a “Solicited Person”), subject to first entering into an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent) with each such Solicited Person; provided, that the Company shall promptly (and in any event within 24 hours) provide or make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Solicited Person given such access which was not previously provided or made available to Parent; and (ii) enter into and maintain, or participate in, discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b)     Subject to Sections 6.04(c), (d), (f), (g) and (h), from the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives not, to directly or indirectly: (i) whether publicly or otherwise, initiate, solicit, knowingly facilitate or encourage (including by way of providing non-public information or access to its employees, business, properties, assets, books or records to initiate, solicit, knowingly facilitate or encourage a Takeover Proposal) the submission or announcement of any Takeover Proposal (or inquiries or requests that relate thereto or could reasonably be expected to lead thereto) or engage in any discussions or negotiations with respect thereto (or that could reasonably be expected to lead to a Takeover Proposal) or otherwise cooperate with or assist or participate in or facilitate any such requests, proposals, offers, discussions or negotiations, (ii) take any action to make the provisions of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other anti-takeover laws and regulations of any state, including, without limitation, the provisions of Section 251 of the Delaware General Corporation Law, as amended, inapplicable to any transactions contemplated by a Takeover Proposal, (iii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 2.03 of the Delaware General Corporation Law, (iv) adopt, approve or recommend, or resolve to or publicly propose to adopt, approve or recommend, a Takeover Proposal, (v) enter into any merger agreement, letter of intent, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, agreement in principle, acquisition agreement or other Contract (other than an Acceptable Confidentiality Agreement) providing for or relating to a Takeover Proposal (each, a “Company Acquisition Agreement”) or consummate any such transaction, or enter into any agreement or understanding requiring the Company to abandon, terminate or fail to consummate this Agreement or the transactions contemplated hereby or breach its obligations hereunder, (vi) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal or (vii) agree, approve, recommend or resolve to do any of the foregoing.

(c)     If at any time prior to obtaining the Company Requisite Stockholder Vote, the Company or any of its Subsidiaries has received a bona fide written Takeover Proposal from a third party (other than a written Takeover Proposal that was intentionally or knowingly solicited in violation of this Agreement or that directly or indirectly resulted from a material breach of this Section 6.04) that the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that the failure to take such action would be inconsistent with or in violation of the directors’ fiduciary duty under applicable Law and that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then, the Company may (i) furnish information with respect to the Company to the Person making such Takeover Proposal and (ii) participate in discussions or negotiations (including, as a part thereof, making any counterproposals) with the Person making such Takeover Proposal regarding such Takeover Proposal; provided, that the Company (x) shall not, and shall not allow any of its Subsidiaries or its or their respective Representatives to, disclose or make available any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent), and (y) will promptly (and in any event within 24 hours) provide or make available to Parent any nonpublic information concerning the Company provided or made available to such other Person which was not previously provided or made available to Parent.

(d)     Notwithstanding the provisions of Section 6.04(b), prior to obtaining the Company Requisite Stockholder Vote, the Company may take any of the actions described in Section 6.04(c) with respect to any Person or any of its Affiliates (each such Person, a “Continuing Party”) that has made a bona fide written Takeover Proposal which was received by the Company after the date hereof and prior to the Go-Shop Period End Date and with whom the Company is having ongoing discussions or negotiations as of the Go-Shop Period End Date regarding such Takeover Proposal, provided that, in each case, the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal. Any determination by the Company Board that any such Takeover Proposal received prior to the Go-Shop Period End Date meets the requirements described in the first sentence of this Section 6.04(d) shall be made not later than 24 hours after the Go-Shop Period End Date. No later than 48 hours following the Go-Shop Period End Date, the Company shall notify Parent, in writing, of the identity of each Continuing Party and shall provide Parent a copy of each Takeover Proposal received from any Continuing Party. From and after the Go-Shop Period End Date, the Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours) as of the status of any material developments, modifications, discussions and negotiations concerning all Takeover Proposals from Continuing Parties. Notwithstanding anything contained in this Section 6.04(d) to the contrary, any Continuing Party shall cease to be a Continuing Party for all purposes under this Agreement at such time as its Takeover Proposal fails to satisfy the requirements described in the first sentence of this Section 6.04(d) or otherwise expires or is withdrawn. The Company shall promptly (and in any event within 24 hours) notify Parent in writing when a Continuing Party ceases to be a Continuing Party.

(e)     Subject to Section 6.04(c) and other than with respect to Continuing Parties, at the Go-Shop Period End Date, the Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Takeover Proposal and use its (and will cause its Subsidiaries and their respective Representatives to use their) reasonable best efforts to cause such Persons to return or destroy (and confirm the destruction of) all confidential information provided or made available to such Person on behalf of the Company.

(f)     After the Go-Shop Period End Date, the Company shall promptly (and in any event within 24 hours) notify Parent in writing if it receives (or after it becomes aware that one of its Representatives has received): (i) a Takeover Proposal from a Person or group of related Persons (other than a Continuing Party) or written or verbal indication that such Person or group is considering making a Takeover Proposal, including the material terms and conditions thereof and the identity of the Person making or proposing to make such Takeover Proposal, to the extent known, (ii) any request by any Person or group of related Persons for non-public information relating to the Company other than requests in the ordinary course of business, consistent with past practices, and reasonably believed by the Company to be unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal by any Person or group of related Persons. Without limiting the foregoing, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives not to, take any of the actions referred to in clauses (i) and (ii) of Section 6.04(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours) as to the status of any material developments, modifications, discussions, negotiations concerning all Takeover Proposals from any such Persons.

(g)     Except as expressly permitted in Section 6.04(h) and (i), the Company Board shall not directly or indirectly (i) withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) fail to include, or publicly propose not to include, the Company Board Recommendation in the Proxy Statement or make any public statement inconsistent with the Company Board Recommendation, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, propose to accept any Takeover Proposal, (iv) after the Go-Shop Period End Date, fail to publicly reaffirm the Company Board Recommendation within 48 hours after Parent so requests in writing in response to a Takeover Proposal that has been publicly made or publicly disclosed or announced and not withdrawn, or (v) fail to recommend against any Takeover Proposal or fail to recommend against acceptance of any tender offer or exchange offer for shares of Company Common Stock within ten Business Days after commencement of such offer; or (vi) or agree, approve, recommend or resolve to do any of the foregoing, (each of the actions or omissions described in clauses (i) through (vi) above, a “Change in Company Recommendation”).

(h)     Notwithstanding anything to the contrary in Section 6.04(g), if, at any time after the date hereof and prior to obtaining the Company Requisite Stockholder Vote, the Company receives a Takeover Proposal (including from a Continuing Party) and the Company Board concludes in good faith, after consultation with its outside financial and legal advisors, that such Takeover Proposal constitutes a Superior Proposal and that the failure to effect a Change in Company Recommendation would be inconsistent with the fulfillment of its fiduciary duties under applicable Law, the Company Board may (i) cause the Company to terminate this Agreement pursuant to Section 8.04 to concurrently enter into a Company Acquisition Agreement with respect to such Superior Proposal and/or (ii) effect a Change in Company Recommendation; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (i) and any purported termination pursuant to the foregoing clause (i) shall be void and of no force and effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 8.06; provided, further, that the Company may not terminate this Agreement pursuant to the foregoing clause (i) and the Company Board may not effect a Change in Company Recommendation pursuant to the foregoing clause (ii) unless (A) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of its intention to take such actions, which notice shall (1) state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare constitutes a Superior Proposal and/or that the Company Board intends to make a Change in Company Recommendation and the Company intends to terminate this Agreement to enter into a Company Acquisition Agreement with respect to such Superior Proposal and (2) include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the Person or group of Persons making such Superior Proposal); (B) the Company shall have contemporaneously provided a copy of the relevant proposed Company Acquisition Agreement (updated versions of which shall be provided on a prompt basis as they become available to the Company or their counsel) with the Person or group of Persons making such Superior Proposal and any other material documents relating thereto; (C) during the Notice Period, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and its Subsidiaries’ Representative to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub, in their sole discretion, desire to negotiate) to make adjustments in the terms and conditions of this Agreement, and the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company in evaluating whether the Takeover Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notice by the Company and a new Notice Period, except that such new Notice Period shall be three Business Days); and (D) the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent to the terms and conditions of this Agreement during the Notice Period(s); provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to the foregoing clause (i) in order to accept a Superior Proposal (and any purported termination pursuant to the foregoing clause (i) shall be void and of no force and effect) and/or effect a Change in Company Recommendation pursuant to the foregoing clause (ii) if such Superior Proposal was knowingly and intentionally solicited in violation of this Agreement or that directly or indirectly resulted from a material breach of this Section 6.04. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal.

(i)     Nothing contained in this Section 6.04 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any communications to stockholders under such rules other than a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed to be a Change in Company Recommendation).

(j)     For purposes of this Section 6.04, “Company Board” includes any special committee of the Company Board appointed by the Company Board to evaluate any Takeover Proposal.

Section 6.05     Stockholders Meeting; Preparation of Proxy Materials.

(a)     Subject to the terms set forth in this Agreement, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Unless the Company Board shall have effected a Change in Company Recommendation as permitted by Section 6.04(h) hereof, the Company Proxy Statement shall include the Company Board Recommendation. The record date for the Company Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of Parent (which prior written approval shall not be unreasonably withheld, conditioned or delayed). Unless the Company Board shall have effected a Change in Company Recommendation as permitted by Section 6.04(h) hereof, the Company shall (i) solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement, and (ii) take all other action necessary or advisable to secure the Requisite Company Vote (including, at the request of Parent, postponing or adjourning the Company Stockholders Meeting to obtain a quorum or solicit additional proxies). The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than (x) in order to obtain a quorum of its stockholders or (y) as reasonably determined by the Company to comply with applicable Law). At the Company Stockholders Meeting, Parent and its Affiliates shall vote all Shares owned by them in favor of adoption of this Agreement and approval of the Merger. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the meeting is held.

(b)     In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement (and in any event within 15 days of the date of this Agreement) the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the Company Proxy Statement. Each of Parent, Merger Sub and the Company shall promptly update any information provided by it for use in the Company Proxy Statement which shall have become materially false or misleading prior to the Company Stockholders Meeting, and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such update.

(c)     The Company shall also prepare and file with the SEC, within the time period prescribed by the Exchange Act, all communications relating to the solicitation of proxies in connection with the Company Stockholders Meeting that are required to be filed under the Exchange Act. The Company shall provide Parent a reasonable opportunity to review and comment on any such filings (which comments shall be reasonably considered by the Company).

Section 6.06     Financial Statement Cooperation. The Company shall, and shall cause its Subsidiaries to, cooperate with Parent in a timely manner as reasonably requested by Parent in connection with the timely filing of historical financial statements and pro forma financial information involving the Company for any securities offerings by Parent or its Affiliates for which such financial information is required under applicable Law (in Parent’s reasonable judgment), in each case including (i) permitting Parent to use any audited or unaudited financial statements of the Company, (ii) facilitating the delivery from the Company’s or Parent's independent public accountants, as applicable, of relevant comfort letters necessary or advisable in connection with the foregoing, (iii) facilitating the delivery from the Company’s independent public accountants of relevant consent letters necessary in connection with the foregoing and (iv) if any requested financial statements are not available, assisting Parent and its independent public accountants in the preparation of such financial statements.

Section 6.07     Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (including a copy of such notice or communication to the extent in writing), (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (including a copy of such notice or communication to the extent in writing), (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against or otherwise involving the Company, Parent or any of their respective Subsidiaries or any of their respective directors and officers, as applicable, that are arising from or related to this Agreement and the transactions contemplated hereby (collectively, “Transaction Litigation”), and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 7.03(a) or Section 7.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.07 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty.

Section 6.08      Employees; Benefit Plans.

(a)     During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with salary and wages, incentive compensation and bonus opportunities (excluding equity-based compensation), and employee benefits that are comparable, in the aggregate, to the base salary, incentive compensation and bonus opportunities and employee benefits (excluding equity-based compensation, retiree medical benefits and defined benefit plans) provided by the Company and its Subsidiaries as of immediately prior to the Effective Time.

(b)     Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, for purposes of eligibility (but not for purposes of vesting or accrual) under the benefit plans and arrangements of Parent or the Surviving Corporation in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, however, that nothing in this Section 6.08(b) shall be construed to require crediting of service (i) for purposes of any defined benefit pension plan or for any retiree medical or other post-retirement welfare plan, (ii) to the extent past service is not credited under such plans or arrangements for similarly situated employees of Parent, or (iii) to the extent that (x) such crediting would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.

(c)     If and to the extent any Company Continuing Employees participate in the welfare benefit plans and arrangements of Parent or the Surviving Corporation, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Continuing Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Company Continuing Employees with any copayments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d)     The provisions of this Section 6.08(d) are for the sole benefit of the parties hereto and nothing in this Section 6.08, express or implied, shall confer upon any other Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company and the Company Subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 6.08. Nothing contained herein, express or implied (i) shall be construed to establish, amend, modify or terminate any benefit plan, program, agreement or arrangement or to require Surviving Corporation, Parent or any of their respective Affiliates to continue any specific Company Employee Plan or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 6.08 shall not create any right in any Company Employee, any Company Continuing Employee or any other Person to any continued employment or other service with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

Section 6.09     Directors’ and Officers’ Indemnification and Insurance.

(a)     Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company and its Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed on Section 6.09 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)     For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, no Indemnifying Party shall be required to indemnify any Indemnified Party pursuant hereto if it shall be determined by a final judgment of a court of competent jurisdiction that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Company or any Subsidiary of the Company.

(c)     The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 6.09(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. Prior to the Effective Time, the Company shall cooperate and consult with Parent reasonably and in good faith in seeking any “tail” insurance hereunder (including, at the request of Parent, to obtain quotations for annual premiums from alternative insurance carriers or brokers).

(d)     The obligations of Parent and the Surviving Corporation under this Section 6.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.09 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.09 applies shall be third-party beneficiaries of this Section 6.09, each of whom may enforce the provisions of this Section 6.09).

(e)     In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.10     Reasonable Best Efforts.

(a)     Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.10), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all required consents or waivers from third parties; provided with respect to this clause (ii), no party shall be deemed to be in breach of this Section 6.10 if such party complies with its obligation to use reasonable best efforts to obtain such consents or waivers under this clause but is nonetheless unable to obtain such consents or waivers, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. Each party hereto shall promptly inform and provide a copy to the other party or parties hereto, as the case may be, of any communication from any Governmental Entity with respect to any filing or submission or regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each party hereto shall give the other reasonable prior notice of any communication to, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing or any such transaction. To the extent reasonably practicable, no party hereto shall, nor shall it permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any such filing, investigation or other inquiry without giving the other party reasonable prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the opportunity of the other party to attend or participate. To the extent permitted by applicable Law, the parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b)     Without limiting the generality of the undertakings pursuant to Section 6.10(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made within ten Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 6.10(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c)     In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d)     Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

Section 6.11     Financing.

(a)     Each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter, including using their respective reasonable best efforts to: (i) enter into definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter as promptly as practicable after the date hereof and (ii) satisfy, or cause their respective Representatives to satisfy, on a timely basis all conditions applicable to Parent, Merger Sub or their respective Representatives that are within their respective control in such definitive agreements.

(b)     Parent shall not agree to any amendment or modification to, or grant any waiver of, any condition or other provision under the Commitment Letter without the prior written consent of the Company if such amendment, modification or waiver would (i) reduce the aggregate amount of the Financing such that Parent would not have sufficient funds (including cash, cash equivalents, available lines of credit or other sources of immediately available funds) to pay the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement or (ii) impose new or additional conditions that would reasonably be expected to prevent or materially delay the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement. Parent shall not release or consent to the termination of the obligations of the lenders under the Commitment Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Financing or as otherwise expressly contemplated by the Commitment Letter.

(c)     In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letter, (i) Parent shall promptly so notify the Company upon obtaining knowledge thereof and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount, together with other sources available to Parent, sufficient to consummate the transactions contemplated by this Agreement upon conditions not materially less favorable to Parent, Merger Sub and the Company than those in the Commitment Letter, as promptly as practicable following the occurrence of such event. The definitive agreements entered into pursuant to the first sentence of this Section 6.11(c) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(d)     Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative financing agreement promptly upon their execution and (ii) give the Company prompt notice of any material breach or material threatened breach by any party of any of the Commitment Letter or of any conditions that are reasonably likely to result in the failure of any of the conditions to the funding of the Financing not being satisfied as the closing thereunder, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement of which Parent or Merger Sub becomes aware or any termination thereof or refusal to provide in full, or stated intent to refuse to provide in full, in each case, to the extent required to consummate the transactions contemplated by this Agreement, the financing contemplated by the Financing Agreements; provided that Parent shall be under no obligation to disclose any information that is subject to an attorney-client or similar privilege.

(e)     Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to extend the Commitment End Date to the extent necessary, but in any case by no more than 60 days; provided, however, that Parent and its Subsidiaries shall not be required to seek such extension if (i) the Company is then in breach of any terms of this Agreement and (ii) it is reasonably apparent (in Parent’s reasonable judgment) that the conditions set forth in Section 7.01 and/or Section 7.02 will not be satisfied on or prior to the End Date.

Section 6.12     Financing Cooperation. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, cooperate in connection with the arrangement of the Financing or alternative financing as may be reasonably requested by Parent; provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Such cooperation by the Company and its Subsidiaries and their respective Representatives shall include, at the reasonable request of Parent, (a) participating in meetings and presentations with prospective lenders (including making available the Company’s senior management for participation in such meetings), (b) using reasonable best efforts to provide information (including any information necessary to facilitate preparation of projections and the pro forma financial statements required pursuant to the Securities Act (including Article XI of Regulation S-X) in connection with the Merger), documents, authorization letters, opinions and certificates, enter into agreements and take other actions that are customary in connection with the Financing or alternative financing or necessary or desirable to permit Parent to fulfill conditions or obligations under the definitive documentation for the Financing or the alternative financing, (c) furnishing the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and using its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice, (d) using reasonable best efforts to assist in the preparation of one or more confidential information memoranda and other marketing and syndication materials reasonably requested by Parent; (e) cooperating with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with the Financing or the alternative financing; (f) assisting Parent in obtaining customary legal opinions to be delivered in connection with the Financing or the alternative financing; (g) assisting Parent in obtaining customary comfort letters and consents of independent accountants of the Company and its Subsidiaries, including with respect to the auditor consents in connection with any filings with the SEC; and (h) using reasonable best efforts to assist in procuring any necessary rating agency ratings or approvals. The Company hereby consents to the reasonable use of its logos in connection with the Financing or any alternative Financing, provided that such use is disclosed to the Company in writing prior to the time that it is so used, such logos are used in a manner that could not reasonably be expected to harm or disparage the Company, its Subsidiaries or their marks and on such other customary terms and conditions as the Company or applicable Subsidiary shall reasonably impose. Parent shall, promptly upon termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 6.12, and Parent shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing or the alternative financing, except to the extent determined by a court of competent jurisdiction in a final proceeding to have arisen from fraud, gross negligence, willful misconduct or intentional misrepresentation of the Company, its Subsidiaries and/or any of its Representatives. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing (or any alternative financing) not subject to the Effective Time. All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the lenders in respect of the Commitment Letter and other potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Financing or any alternative Financing subject to the lenders, potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

Section 6.13     Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 6.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.14     Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 6.15     Stock Exchange De-Listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

Section 6.16     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.17     Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense, settlement of Transaction Litigation, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or any of its Subsidiaries or Affiliates or a material increase in the Company’s insurance premiums.

Section 6.18     Indebtedness. At the request of Parent, at or prior to the Closing, the Company shall repay or discharge, or shall cause to be repaid or discharged, any amounts then outstanding (including any accrued but unpaid interest thereon, penalties, fees or other Liabilities with respect thereto) and owed in respect of any indebtedness for borrowed money of the Company or its Subsidiaries and (b) shall release, or procure the release, in connection with such repayment or discharge of such indebtedness, any Liens thereon (if any). In connection with such repayment, the Company shall use its reasonable best efforts to deliver to Parent no later than three (3) Business Days prior to the Closing Date a duly executed payoff letter in respect of any such indebtedness, customary as to form and substance, addressed to the Company and Parent, which pay-off letter shall be updated, as necessary, on the Closing Date to specify the aggregate amount of obligations outstanding as of immediately prior to the Closing.

Section 6.19     Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company and each of its Subsidiaries shall notify Parent of the receipt of written notice of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

Section 6.20     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article VII
Conditions

Section 7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)     Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b)     Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated.

(c)     No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d)     Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 7.01 of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 7.02     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 4.01(a), Section 4.02(a), Section 4.02(b)(i) (first sentence), Section 4.02(c), Section 4.03(a), Section 4.04(b), Section 4.05(a) and Section 4.10) set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the representations and warranties of the Company contained in Section 4.01(a), Section 4.02(a), Section 4.02(b)(i), and Section 4.02(c), Section 4.03(a), Section 4.04(b), Section 4.05(a) and Section 4.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)     Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c)     Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)     Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) hereof.

(e)     Each of the Employment Agreements among the Company, Parent and the Specified Executives, in the form attached hereto as Exhibit A, shall be in full force and effect at and as of the Closing.

Section 7.03     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)     Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c)     Officer’s Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 7.03(a) and Section 7.03(b).

Article VIII
Termination, Amendment and Waiver

Section 8.01     Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

Section 8.02     Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)     if the Merger has not been consummated on or before May 14, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; provided, further, however, that if the Commitment End Date is extended pursuant to Section 6.11(e), then the End Date shall also be extended by the number of days that the Commitment End Date is extended;

(b)     if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c)     if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 8.03     Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)     if (i) a Change in Company Recommendation shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.04, (iv) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.03(a); or

(b)     if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.02(a) or Section 7.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if curable, has not been cured in all material respects by the Company within 30 days after its receipt of written notice thereof from Parent (or, if less than 30 days prior to the End Date, prior to the End Date).

Section 8.04     Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 8.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a)     if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 6.04 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b)     if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.03(a) or Section 7.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if curable, has not been cured in all material respects by Parent or Merger Sub within 30 days after its receipt of written notice thereof from the Company (or, if less than 30 days prior to the End Date, prior to the End Date).

Section 8.05     Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, Financing Source or Representative of such party) to any other party hereto, except (i) with respect to Section 6.03(b), this Section 8.05, Section 8.06 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 8.06     Fees and Expenses Following Termination.

(a)     If this Agreement is terminated by Parent pursuant to Section 8.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee, plus Parent’s Expenses in an amount not to exceed $1,000,000 and that are actually incurred by Parent on or prior to the termination of this Agreement.

(b)     If this Agreement is terminated by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee, plus Parent’s Expenses in an amount not to exceed $1,000,000 and that are actually incurred by Parent on or prior to the termination of this Agreement.

(c)     If this Agreement is terminated (i) by Parent pursuant to Section 8.03(b) and provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or Parent pursuant to (x) Section 8.02(a) hereof and provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 8.02(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 8.02(a) or Section 8.03(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 8.02(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 8.02(a) or Section 8.02(c), have been publicly disclosed and not withdrawn on an unconditional basis or (2) in the case of a termination pursuant to Section 8.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn on an unconditional basis, and (B) within 12 (twelve) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, plus Parent’s Expenses in an amount not to exceed $1,000,000 and that are actually incurred by Parent on or prior to the termination of this Agreement (it being understood for all purposes of this Section 8.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholders Meeting, as applicable, and, within 12 (twelve) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d)     The Company acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e)     Except as expressly set forth in this Section 8.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 8.07     Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval; provided, further, however, that none of Sections 8.05, 8.07, 9.02, 9.03, 9.04 and 9.07 may be amended, modified, supplemented or waived in any manner adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 8.08     Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Article IX
Miscellaneous

Section 9.01     Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.01 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.02     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 9.03     Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the state or federal courts located within the State of Delaware. Notwithstanding anything in this Section 9.03 to the contrary, each of the parties hereto agrees that it will not bring or support any claim, cross-claim or third-party claim of any kind or description, whether at law, in equity, in contract, in tort or otherwise, against or involving any Financing Source, in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing, the Commitment Letter or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and that the provisions of Section 9.04 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim. The provisions of this Section 9.03 shall be enforceable by each Financing Source. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.05 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.03, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.04     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.04.

Section 9.05     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) when received by the addressee if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.05):

If to Parent or Merger Sub, to:	100 Lakeside Drive Suite 100 Horsham, PA 19044 Facsimile: (215) 619-3209 Attention: President

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036 Facsimile: (212) 969-2900 Attention: Paul I. Rachlin Ronald R. Papa

If to the Company, to:	LCA-Vision Inc. 7840 Montgomery Road Cincinnati, Ohio 45236 Facsimile: (513) 792-5620 Attention: Chairman of the Board and Chief Executive Officer

with a copy (which will not constitute notice to the Company) to:	Taft Stettinius & Hollister LLP 425 Walnut Street, Suite 1800 Cincinnati, OH 45202 Facsimile: (513) 381-0205 Attention: Gerald S. Greenberg

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.06     Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 9.07     No Third-Party Beneficiaries.

(a)     This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors, and except as provided in Section 6.09 hereof (which shall be to the benefit of the parties referred to in such section), nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, the Financing Sources shall be express third-party beneficiaries of Sections 8.05, 8.07, 9.02, 9.03, 9.04 and 9.07.

(b)     No Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (it being understood that the foregoing does not apply to any liability such Financing Source may have as a party to, to any other party to, the Commitment Letter), and, to the maximum extent permitted by Law, each party hereto hereby waives and releases such liabilities, claims, causes of action, and obligations against any such Financing Source.

Section 9.08     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.09     Transfer Taxes. Anything contrary in this Agreement notwithstanding, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Mergers shall be paid by Parent when due.

Section 9.10     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.11     Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.12     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Delaware Court of Chancery or any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. None of the parties shall oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 9.12 on the basis that any other party has an adequate remedy at law or that any award of equitable relief is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or order.

Section 9.13     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LCA-Vision Inc.

By /s/ E. Anthony Woods Name: E. Anthony Woods Title: Chairman of the Board

PHOTOMEDEX, INC.

By /s/ Dolev Rafaeli Name: Dolev Rafaeli Title: Chief Executive Officer

GATORADE ACQUISITION CORP.

By /s/ Dolev Rafaeli Name: Dolev Rafaeli Title: Chief Executive Officer